EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-140870 on Form S-3 of our report dated February 23, 2009, relating to the consolidated financial statements of CNA Financial Corporation and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for investments in life settlement contracts in 2007) appearing in the Current Report on Form 8-K of CNA Financial Corporation dated February 23, 2009.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 23, 2009